Exhibit 10.4

FORM OF EMPLOYMENT AGREEMENT

THIS AGREEMENT is made on       ,

BETWEEN:

(1)                                 ZUOAN FASHION LIMITED, a company established in accordance with the law of the Cayman Islands, whose registered office is situated at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company”); and

(2)                                          (“you”).

This agreement (the “Agreement”) comprises the terms and conditions of your employment by the Company.

1.                                      JOB TITLE

The Company will employ you and you will serve the Company as a full time                                           .

2.                                      DUTIES

2.1                                You will be in charge of                          of the Company and will report to                                     .

2.2                                You will perform your duties to the highest professionalism and save for those disclosed in the disclosure letter accepted by the Company, and subject to the Clause 13.2 of this Agreement, shall not carry on any business or do any paid work outside of the business of the Company without the prior specific agreement of the Board, except for investment in any publicly listed company in which you are not involved in any management and your interest is less than 5% of the issued securities and, in all circumstances, carries less than 5% of the voting rights (if any) attaching to the issued securities.

3.                                     RESPONSIBILITIES

During the period of employment with the Company you will:

(a)                                  devote your full attention and best endeavours to furthering the development, reputation and business of the Company ; and

(b)                                 observe all lawful directions, orders or instructions given to you by the Board.

4.                                     DATE OF COMMENCEMENT

Your employment with the Company will begin on any date of this agreement.

5.                                     PLACE OF WORK

Your normal place of work is the office premises of the Company of the subsidiaries of the Compnay but you may be required to travel within or outside the PRC based on the business needs of the Company and as may be directed by management from time to time.

6.                                     SALARY

6.1                                Your salary is set at market price and agreed by the Board.  Your salary, which will be no less than              yuan per annum, shall comprise your base salary and overtime allowance.  Your salary is payable in 12 equal monthly installments in arrears on the last working day of each month or on such other dates as may be specified in the Company’s payroll policy from time to time.

6.2                                Your remuneration package shall comprise of the salary described in Clause 6.1, the non-compete compensation allowance of RMB             yuan described in Clause 13.3 and where appropriate, the discretionary performance bonus described in Clause 7.

6.3                                Your salary will be reviewed by the Board according to the Company’s standard salary review policy for each position currently every 12 months.  The Company reserves the right to change the salary review procedure from time to time with 14 days prior notice.

6.4                                If this Agreement is terminated prior to the end of a calendar month, you shall only be entitled to a proportionate part of your monthly salary in respect of the period of service during the relevant month up to the date of termination.

7.                                     BONUS

At the sole discretion of the Company you may be entitled to a performance bonus payable on 31st December provided the Company meets its performance targets.  If you resign prior to the date upon which the bonus is payable, you will not be entitled to a pro-rata bonus.

8.                                     WORKING HOURS

Your normal hours of work are 9:00 am to 6:00 pm Monday to Friday.  However, you may be required to work such additional times as are necessary to fulfill your responsibilities as the needs of the business may from time to time demand.  You will be paid an overtime allowance as specified in Clause 6.1 to cover such additional work and it is expressly agreed that no further amount will be payable to you in respect of such additional work.

9.                                     ANNUAL LEAVE

9.1                                You are entitled to annual leave at the rate provided by the relevant PRC laws as may be specified in the Company’s policy.  You are also entitled to statutory holidays and sick leave.

9.2                                The dates on which you propose taking holidays must be acceptable to the Company by arrangement with the Board.  No annual leave entitlement may be carried forward from one holiday year to the next without the agreement of the Board except in respect of statutory entitlement in accordance with PRC laws.  All annual leave will be additional to your statutory holidays entitlement.  No payment in lieu will be made in respect of any accrued but untaken annual leave entitlement.

9.3                                If you join or leave the Company during the calendar year, your holiday entitlement will be reduced pro rata.  In the event that you have exceeded your holiday entitlement in the year of leaving, a deduction will be made from your final salary payment.

9.4                                The calendar year commences on the 1st January and ends on the 31st December of each year.

10.                              BENEFIT SCHEMES AND PENSION

10.1                          You are entitled to take part in the Company’s medical and life benefit scheme.  Costs for dental, cosmetic treatment, pregnancy and preventive medicine etc. are not covered.

10.2                          The Company will provide social insurance and welfare benefits to you in accordance with the PRC Labor Law and any other applicable laws and regulations of the PRC. You also agree to contribute to social insurance and welfare benefits as may be required by applicable laws and regulations.

10.3                          These benefits may be subject to change, amendment or termination in accordance with the documentation governing the scheme and the requirements of the relevant legislation from time to time without prior notice.

11.                              TERMINATION

11.1                          Subject to the provisions of other sub-clauses of this Clause 11, each party may terminate this Agreement by giving the other party three months prior notice in writing.

11.2                          The Company may terminate this Agreement immediately in any of the following circumstances without any compensation to you:

(i)                                      You materially breach this Agreement;

(ii)                                   You seriously or persistently violate the labor disciplines or the rules and regulations of the Company;

(iii)                                You cause significant losses to the Company due to serious dereliction of duty or engagement in fraudulent acts for selfish ends;

(iv)                               You are convicted of any criminal offence or are imprisoned for not less than 3 months in accordance with the law; or

(v)                                  Any other circumstances provided by relevant laws and regulations.

11.3                          The Company may terminate this Agreement by giving you a 30-day prior notice in writing in any of the following circumstances:

(i)                                      You are unable to resume your original work or engage in any new work arranged by the Company after the expiration of the period of the medical treatment for your illness or injury not suffered at work;

(ii)                                   You are unqualified for your work and remain unqualified even after receiving training or being transferred to another work post;

(iii)                                The Company and you fail to reach agreement through consultation on the modification of this Agreement when the objective circumstances under which this Agreement was concluded have materially changed so that it is impossible to perform this Agreement by the parties; or

(iv)                               Where the Company genuinely needs to reduce the number of its personnel during the period of statutory restructuring on the verge of bankruptcy or when major operation problems arise.

11.4                          Except where you are terminated in accordance with Clause 11.2 above, in all other circumstances in which the Company terminates you, the Company shall provide you with severance pay in accordance with relevant PRC laws and regulations where applicable.

11.5                          Under no circumstances will the annual leave to which you are entitled to be included in the period of notice to terminate this Agreement.  The party who receives the notice has the right to give one month salary in lieu of notice to cease the employment contract immediately.

11.6                          Clauses 2 and 3 do not limit the Company’s right to suspend any of your duties and responsibilities during any period after notice of termination of this Agreement has been given by either party. In addition or alternatively, the Company may during the whole or any part of such period of notice require you to perform duties (including any modified duties arising from an exercise by the Company of its rights under this clause) at such locations as the Company may require consistent with Clause 5.  Throughout any such period of suspension your salary and other benefits to which you are entitled under this Agreement shall continue to be paid or provided by the Company.

12.                              CONFIDENTIALITY

12.1                          You acknowledge that by virtue of your employment with the Company you may become aware of information relating to the business or affairs of the Company or its subsidiaries which is disclosed to you in confidence and is not readily available in the public domain including without limitation, its manner of operation, pricing, costings, business or product plans, sketches, drawings, artwork, moulds, certain secret ideas, formulas processes, recipes, manuals, designs, specifications, tooling, and other items, including subsequent developments and improvements thereof, mailing lists, client lists, accounts or financial records and other information relating to the Company’s clients’ business and information relating to the affairs of the Company (the “Confidential Information”).

12.2                          You acknowledge and agree that:

(a)                                  the Confidential Information has and is being developed by the Company through the initiative and expenditure of substantial time and effort and is a valuable and necessary asset which the Company must retain in confidence and withhold from disclosure and availability to others; and

(b)                                 the Confidential Information is the sole property of the Company and its subsidiaries and is confidential to them.

12.3                          You will not any time during or after your employment make use of, disclose, copy, permit to be used or copied, or retain any documents or Confidential Information relating to the business of the Company or its subsidiaries otherwise than for the benefit of the Company.  All rights, title and interest to and in such information will be that of the Company or its subsidiaries.

12.4                          While employed with the Company, you will not directly or indirectly be involved with any business activity which conflicts or may tend to conflict or be in competition with any of the Company’s operations, unless otherwise agreed in writing by the Company or its nominee.

12.5                           If, during your period of employment with the Company, you make or become possessed of any invention, discovery or any improvement of any kind relating, or which could be applied to, the business of the Company or any of its subsidiaries (“Invention”), then any such Invention, will be the property of the Company and you hereby assign and release to the Company your entire right, title and interest in and to every such Invention, and such Invention will vest in the Company as and when created.

12.6                           Any of the following will apply to you during your period of employment with the Company:

(a)                                 if you make any original work of authorship (“Work”) of any kind relating to the business of the Company or any of its subsidiaries, whether within or outside the working hours as required by the Company according to Clause 8 of this Agreement, then any such Work will be the property of the Company and you hereby assign and release to the Company your entire right, title and interest in and to every such Work, and such Work will vest in the Company as and when created;

(b)                                any Work made by you other than those specified in paragraph (a) above will be your own property.

12.7                          You acknowledge that no license rights or any interest whatsoever in respect of Confidential Information or Inventions or Work (other than the Work classified as your property according to subclause 12.6 (b) above) are granted to you either directly or by implication.

12.8                          You agree to indemnify and hold harmless the Company from all damages and expenses, including reasonable legal fees which the Company may sustain as a result of any unauthorised disclosure of Confidential Information or Invention or Work by you and that the Company will have the right to enforce this Agreement by injunctive relief as well as by recovery of damages.

13.                              RESTRICTIVE COVENANTS

13.1                          During your employment and prior to engaging or being interested (whether as a director, shareholder, principal, consultant, agent, partner, employee or otherwise) in any business concern (of whatever kind) in an industry connected with any of the businesses carried on by the Company or its affiliates or subsidiaries in the PRC, you must disclose such prospective engagement or interests to the Board.

13.2                          Since you will in the course of your employment hereunder have dealings with customers and obtain knowledge of the trade secrets and other confidential information in regard to the business of the Company, you hereby agree and undertake with the Company that you shall not without first disclosing the same to and obtaining the prior written consent of the Board (such consent to be withheld only so far as may be reasonably necessary to protect legitimate interests of the Company) during the period of your employment hereunder and for a period of         years after the termination for whatever reason of your employment hereunder:

(a)                                 be engaged or interested (whether as a director, shareholder, principal, consultant, agent, partner or employee) in any business concern (of whatever kind) which shall in the PRC be in competition with any of the businesses carried on by the Company or its affiliates or subsidiaries during your employment and within six months after the termination of employment, and in which business you were actively involved during the course of your employment hereunder;

(b)                                  directly or indirectly on your own account or on behalf of or in conjunction with any person (except on behalf of the Company):

(i)                           canvass or solicit business or custom for services similar to those being provided by the Company during your employment hereunder, and with which services you were actively involved in the course of your employment during the Relevant Period, from any person who has been at any time during the Relevant Period a customer of the Company with whom you were actively involved in the course of your employment during the Relevant Period; or

(ii)                        deal with any such person.

(c)                                  either on your own behalf or on behalf of any other person, firm or company:

(i)                                      directly or indirectly solicit or entice or endeavor to solicit or entice away from the Company any employee of executive or managerial status engaged in its or their business; and

(ii)                                   interfere or seek to interfere with the continuance of supplies to the Company (or the terms relating to such suppliers) from any suppliers who have been supplying goods, materials or services to the Company at any time during the Relevant Period.

“Relevant Period” for the purposes of this Clause 13.2, means 12 months prior to the date of termination of your employment with the Company.

13.3                          In consideration of your undertaking to observe the above restrictive covenants, the Company agrees to pay you an amount of RMB        yuan per annum a non-compete compensation allowance.  Such non-compete compensation allowance will be paid monthly at the same time as payment of your salary under Clause 6 and shall be regarded as a special allowance paid in advance for your observance of the above restrictive covenants.

13.4                          Whilst each of the restrictions in this clause are considered by the parties to be reasonable in all the circumstances as at the date hereof it is hereby agreed and declared that if any one or more of such restrictions shall be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company but would be valid if words were deleted therefrom the said restrictions shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other restriction contained in this Agreement.

14.                              EXPENSES

The Company will reimburse all reasonable travelling, entertainment and other expenses which are incurred by you directly in the course of your employment in accordance with the Company’s expenses policy from time to time.  An account of these, accompanied by supporting vouchers, invoices or dockets must be provided by you to the Company when seeking reimbursement.

15.                              TAX

You will be liable for income taxes on all remuneration received by you from the Company, including any bonus, ex-gratia or other payments, and such income taxes will be deducted from your salary package by the Company.

16.                              COMPANY PROPERTY

On leaving employment you must return all property, documents and correspondence belonging to or relating to the Company, its business or affairs or affairs of any of its associated or subsidiary companies.

17.                              DISCIPLINE PROCEDURE

We expect the highest standards of performance and conduct from our employees.  Any failing in this regard may be dealt with informally or formally as appropriate to each case.

18.                              SETTLEMENT OF DISPUTE

When a labor dispute under this Agreement takes place between you and the Company, you may seek consultation with the Company to resolve the dispute. If the consultation fails, either party may apply to the local labor dispute arbitration committee for arbitration within sixty (60) days from the occurrence of the labour dispute. If one of the parties is not satisfied with the award of the arbitration, that party may bring a lawsuit in the local People’s Court within fifteen (15) days of receiving the arbitration award.

19.                              MISCELLANEOUS

19.1                          You shall comply with the provisions of the Company policy manuals as updated from time to time.

19.2                          The arrangements set out herein shall be in substitution for any subsisting agreement or arrangement or representation (oral or otherwise) made between you and the Company which shall be deemed to have been terminated by mutual consent as from the date of your acceptance of the terms and conditions set out in this Agreement.

19.3                          This Agreement may not be amended, supplemented or modified except by a written agreement or instrument signed by or on behalf of the parties hereto.

19.4                          Any provision of this Agreement which is or becomes illegal, void or unenforceable will be ineffective to the extent only of such illegality voidness or unenforceability and will not invalidate the remaining provisions.

19.5                          You acknowledge having received independent advice with respect to this Agreement and further acknowledge that the terms and conditions of this Agreement are fair and reasonable.

19.6                          You and the Company agree to undertake a review of the terms of this Agreement every 3 years from the commencement date of this Agreement.  Any amendment to this Agreement shall be mutually agreed by the parties and amended according to Clause 19.3 above.

19.7                          This Agreement may be executed in both Chinese and English language versions. In case of any discrepancies or different interpretation between the two language versions, the Chinese language version shall prevail.

20.                              APPLICABLE LAW

20.1                          The laws of the PRC shall apply to this Agreement.

20.2                          For the matters which have not been provided for in this Agreement, the relevant provisions of the laws, regulations and rules of the PRC shall apply.  If no PRC laws or regulations directly control particular points in this Agreement, or if the appropriate interpretation of PRC laws or regulations are uncertain, then international commercial practice shall be used as a reference to interpret and implement such points.

Could you please countersign the enclosed copy of this Agreement signifying your acceptance of the terms and conditions set out above and return it as soon as possible.

SIGNED for and on behalf of
Zuoan Fashion Limited
On the day of
Witness
(signed)

I confirm that I have read, understood and accept the terms of employment as set out in this Agreement.

(signed)
Name:	Witness

Date